FICO Announces Earnings of $0.58 per Share for Second Quarter Fiscal 2015

Revenue of $207 million vs. $185 million in prior year

SAN JOSE, Calif., April 23, 2015 /PRNewswire/ -- FICO (NYSE: FICO), a leading predictive analytics and decision management software company, today announced results for its second fiscal quarter ended March 31, 2015.

Second Quarter Fiscal 2015 GAAP Results
Net income for the quarter totaled $18.9 million, or $0.58 per share, versus $20.8 million, or $0.59 per share, reported in the prior year period.

Second Quarter Fiscal 2015 Non-GAAP Results
Non-GAAP Net Income for the quarter was $29.7 million vs. $28.7 million in the prior year period. Non-GAAP EPS for the quarter was $0.91 vs. $0.81 in the prior year period. Free cash flow for the quarter was $36.7 million vs. $43.9 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results" and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Second Quarter Fiscal 2015 GAAP Revenue
The company reported revenues of $207.1 million for the quarter as compared to $185.5 million reported in the prior year period, an increase of 12%.

"We drove growth throughout all of our segments, particularly in Applications," said Will Lansing, chief executive officer. "I'm also pleased with the strong quarter in our Consumer Scores business, and encouraged by the strength we're seeing in our B2B Scores driven by new originations."

Revenues for the second quarter fiscal 2015 across each of the company's three operating segments were as follows:

  Applications revenues, which include the company's preconfigured decision management applications and associated professional services, were $134.4 million in the second quarter compared to $115.6 million in the prior year quarter, an increase of 16%. This was due to increased revenues in Fraud Solutions and revenues from the TONBELLER acquisition, which contributed $3.2 million in the quarter.
  Scores revenues, which include the company's business-to-business (B2B) scoring solutions and associated professional services, and the myFICO® business-to-consumer (B2C) service, were $49.9 million in the second quarter, up 4% from the prior year quarter. The B2B revenue decreased 2% compared to the prior year, which included a royalty true up, while the B2C revenue increased 24% from the prior year quarter. Excluding the prior year royalty true up, B2B revenues increased 7%.
  Tools revenues, which include Blaze Advisor®, Xpress Optimization and related professional services, were $22.8 million in the second quarter compared to $22.0 million in the prior year quarter, an increase of 4%, due primarily to an increase in transactional and maintenance revenue.

Outlook
The company is reiterating its previously provided guidance for fiscal 2015, which is as follows:

Fiscal 2015 Guidance
Revenue	$830 million - $835 million
GAAP Net Income	$92 million - $95 million
GAAP Earnings Per Share	$2.78 - $2.88
Non-GAAP Net Income	$131 million - $134 million
Non-GAAP Earnings Per Share	$3.97 - $4.06

The Non-GAAP financial measures are described in the financial tables captioned "Non-GAAP Results" and "Reconciliation of Non-GAAP Guidance".

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its second quarter fiscal 2015 results and provide various strategic and operational updates. The call can be accessed at FICO's Web site at www.FICO.com/investors. A replay of the webcast will be available through April 23, 2016.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. The webcast can be accessed via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About FICO
FICO (NYSE: FICO) delivers superior predictive analytics that drive smarter decisions. The company's groundbreaking use of mathematics to predict consumer behavior has transformed entire industries and revolutionized the way risk is managed and products are marketed. FICO's innovative solutions include the FICO® Score — the standard measure of consumer credit risk in the United States — along with the industry-leading solutions for managing credit accounts, identifying and minimizing the impact of fraud, and customizing consumer offers with pinpoint accuracy. Most of the world's top banks, as well as leading insurers, retailers, pharma businesses and government agencies rely on FICO solutions to accelerate growth, control risk, boost profits and meet regulatory and competitive demands. FICO also helps millions of individuals manage their personal credit health through www.myFICO.com. Learn more at www.fico.com. FICO: Make every decision count.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company's Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2014 and Form 10-Q for the quarter ended December 31, 2014. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	September 30,
	2015	2014
ASSETS:
Current assets:
Cash and cash equivalents	$ 86,841	$ 105,075
Accounts receivable, net	169,932	155,295
Prepaid expenses and other current assets	44,982	28,157
Total current assets	301,755	288,527

Marketable securities and investments	20,664	19,784
Property and equipment, net	40,011	36,677
Goodwill and intangible assets, net	862,699	827,842
Other assets	11,522	19,468
	$ 1,236,651	$ 1,192,298

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$ 69,173	$ 58,235
Accrued compensation and employee benefits	37,301	56,650
Deferred revenue	67,609	56,519
Current maturities on debt	82,000	170,000
Total current liabilities	256,083	341,404

Long-term debt	576,000	376,000
Other liabilities	23,406	20,280
Total liabilities	855,489	737,684

Stockholders' equity	381,162	454,614
	$ 1,236,651	$ 1,192,298

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Revenues:
Transactional and maintenance	$ 138,683	$ 132,369	$ 270,093	$ 262,024
Professional services	37,946	34,619	73,144	68,905
License	30,480	18,474	53,422	38,876
Total revenues	207,109	185,462	396,659	369,805

Operating expenses:
Cost of revenues	70,991	58,183	137,291	115,502
Research & development	24,341	19,690	46,978	37,782
Selling, general and administrative	73,863	65,944	146,664	132,933
Amortization of intangible assets	3,515	2,908	6,447	5,921
Restructuring and acquisition-related	-	-	-	3,660
	172,710	146,725	337,380	295,798
Operating income	34,399	38,737	59,279	74,007
Other expense, net	(8,366)	(7,450)	(14,922)	(15,537)
Income before income taxes	26,033	31,287	44,357	58,470
Provision for income taxes	7,163	10,536	11,080	20,742
Net income	$ 18,870	$ 20,751	$ 33,277	$ 37,728

Basic earnings per share:	$ 0.60	$ 0.60	$ 1.05	$ 1.09
Diluted earnings per share:	$ 0.58	$ 0.59	$ 1.01	$ 1.06

Shares used in computing earnings per share:
Basic	31,335	34,500	31,639	34,705
Diluted	32,448	35,311	32,791	35,670

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	March 31,
	2015	2014
Cash flows from operating activities:
Net income	$ 33,277	$ 37,728
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,047	16,012
Share-based compensation	20,596	16,286
Changes in operating assets and liabilities	(30,793)	9,921
Other, net	3,155	(4,860)
Net cash provided by operating activities	43,282	75,087

Cash flows from investing activities:
Purchases of property and equipment	(10,251)	(4,296)
Cash paid for acquisitions, net of cash acquired	(56,621)	-
Other, net	75	-
Net cash used in investing activities	(66,797)	(4,296)

Cash flows from financing activities:
Proceeds from revolving line of credit	152,000	23,000
Payments on revolving line of credit	(40,000)	(10,000)
Proceeds from issuances of common stock	11,853	13,256
Taxes paid related to net share settlement of equity awards	(15,992)	(9,571)
Repurchases of common stock	(100,713)	(67,141)
Other, net	7,356	3,688
Net cash provided by (used in) financing activities	14,504	(46,768)

Effect of exchange rate changes on cash	(9,223)	975

Increase (decrease) in cash and cash equivalents	(18,234)	24,998
Cash and cash equivalents, beginning of period	105,075	83,178
Cash and cash equivalents, end of period	$ 86,841	$108,176

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
(In thousands)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Applications revenues:
Transactional and maintenance	$ 80,315	$ 76,898	$ 158,866	$ 154,677
Professional services	30,992	28,373	59,491	55,160
License	23,081	10,339	31,529	17,689
Total applications revenues	$ 134,388	$ 115,610	$ 249,886	$ 227,526

Scores revenues:
Transactional and maintenance	$ 47,814	$ 46,560	$ 90,751	$ 89,878
Professional services	966	777	1,754	1,366
License	1,157	521	1,373	3,794
Total scores revenues	$ 49,937	$ 47,858	$ 93,878	$ 95,038

Tools revenues:
Transactional and maintenance	$ 10,554	$ 8,911	$ 20,476	$ 17,469
Professional services	5,988	5,469	11,899	12,379
License	6,242	7,614	20,520	17,393
Total tools revenues	$ 22,784	$ 21,994	$ 52,895	$ 47,241

Total revenues:
Transactional and maintenance	$ 138,683	$ 132,369	$ 270,093	$ 262,024
Professional services	37,946	34,619	73,144	68,905
License	30,480	18,474	53,422	38,876
Total revenues	$ 207,109	$ 185,462	$ 396,659	$ 369,805

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

GAAP net income	$ 18,870	$ 20,751	$ 33,277	$ 37,728
Amortization of intangible assets (net of tax)	2,478	1,930	4,528	3,926
Restructuring and acquisition-related (net of tax)	-	-	-	2,424
Stock-based compensation expense (net of tax)	8,320	6,008	14,469	10,800
Non-GAAP net income	$ 29,668	$ 28,689	$ 52,274	$ 54,878

GAAP diluted earnings per share	$ 0.58	$ 0.59	$ 1.01	$ 1.06
Amortization of intangible assets (net of tax)	0.08	0.05	0.14	0.11
Restructuring and acquisition-related (net of tax)	-	-	-	0.07
Stock-based compensation expense (net of tax)	0.26	0.17	0.44	0.30
Non-GAAP diluted earnings per share	$ 0.91	$ 0.81	$ 1.59	$ 1.54

Free cash flow
Net cash provided by operating activities	$ 41,922	$ 46,710	$ 43,282	$ 75,088
Capital expenditures	(4,584)	(2,143)	(10,251)	(4,297)
Dividends paid	(626)	(696)	(1,261)	(1,389)
Free cash flow	$ 36,712	$ 43,871	$ 31,770	$ 69,402

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid.  The presentation of these financial measures is not intended to be considered  in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons.  Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses.  We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

FAIR ISAAC CORPORATION
RECONCILIATION OF NON-GAAP GUIDANCE
(In millions, except per share data)
(Unaudited)

	Low	High

GAAP net income	$ 92	$ 95
Amortization of intangible assets (net of tax)	9	9
Stock-based compensation expense (net of tax)	31	31
Non-GAAP net income	$ 131	$ 134

GAAP diluted earnings per share	$ 2.78	$ 2.88
Amortization of intangible assets (net of tax)	0.26	0.26
Stock-based compensation expense (net of tax)	0.94	0.94
Non-GAAP diluted earnings per share	$ 3.97	$ 4.06

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid.  The presentation of these financial measures is not intended to be considered  in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons.  Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses.  We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

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CONTACT: Investors/Analysts, Steve Weber, (800) 213-5542, investor@fico.com; or Media, Steve Astle, (415) 446-6204, stephenastle@fico.com